      As filed with the Securities and Exchange Commission on July 8, 1998.
                                             Registration No. 333-______________



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                              STARBUCKS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


      WASHINGTON                             5810                      91-1325671
(State or other Jurisdiction of  (Primary Standard Industrial       (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)    Identification Number)


                              STARBUCKS CORPORATION
                             2401 UTAH AVENUE SOUTH
                            SEATTLE, WASHINGTON 98134
                                 (206) 447-1575
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                             SHELLEY B. LANZA, ESQ.
      SENIOR VICE PRESIDENT, LAW AND CORPORATE AFFAIRS, AND GENERAL COUNSEL
                              STARBUCKS CORPORATION
                             2401 UTAH AVENUE SOUTH
                            SEATTLE, WASHINGTON 98134
                                 (206) 447-1575
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               ------------------


        Approximate date of commencement of proposed sale of securities to the public: AT SUCH TIME OR TIMES AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS THE SELLING SHAREHOLDERS SHALL DETERMINE.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box                                                                          [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, please check the following box:                 [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering:                      [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.                                         [ ]


                                 CALCULATION OF REGISTRATION FEE
================================================================================================
Title of each class                      Proposed maximum   Proposed maximum
of securities to be       Amount to       offering price   aggregate offering       Amount of
    registered          be registered       per unit(1)           price         registration fee
-------------------     -------------    ----------------  ------------------   ----------------
Common Stock,
no par value             1,817,894            $52.53           $95,493,972        $28,171
================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on July 1, 1998, as reported on The Nasdaq Stock Market, Inc.

                                   PROSPECTUS
                                    --------


                                     [LOGO]


                              STARBUCKS CORPORATION
                        1,817,894 Shares of Common Stock
                             No Par Value Per Share
                         -------------------------------

        This Prospectus relates to up to 1,817,894 shares (the "Common Shares") of the common stock, no par value per share (the "Common Stock"), of Starbucks Corporation, a Washington corporation ("Starbucks" or the "Company"), which may be offered from time to time by the selling shareholders named herein (each a "Selling Shareholder" and, collectively, the "Selling Shareholders"). Starbucks will not receive any of the proceeds from the sale of the Common Shares. Starbucks will bear the costs relating to the registration and listing of the Common Shares (other than fees and expenses of counsel for the Selling Shareholders, if any) estimated to be approximately $65,000.00.

        The Common Shares are being registered in connection with the acquisition (the "Acquisition") by Starbucks of all of the equity interests in Seattle Coffee Holdings Limited, a limited company incorporated in England and Wales ("Seattle Coffee"). Pursuant to the terms of the Acquisition, Starbucks agreed to use its best efforts to register the Common Shares received by the Selling Shareholders in connection with the Acquisition. In connection with the Acquisition, (i) each Selling Shareholder who is a "U.S. Person" as defined in Rule 902(o) of Regulation S (a "U.S. Person") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), entered into an investment agreement with Starbucks (the "Investment Agreement") and acquired Common Shares in a transaction exempt from the registration requirements of the Securities Act, and (ii) each Selling Shareholder who is not a U.S. Person acquired Common Shares in an offshore transaction pursuant to Regulation S under the Securities Act.

        Shares of Starbucks Common Stock are traded on the National Market Tier of The Nasdaq Stock Market, Inc. ("Nasdaq") under the symbol SBUX. The average of the high and low prices of the Common Stock as reported on Nasdaq on July 6, 1998 was $58.28 per share.

        SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DESCRIPTION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

                                   -----------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.
                                   -----------
                  The date of this Prospectus is July 8, 1998.

 All of the Common Shares to be registered hereby are to be offered or sold by the Selling Shareholders in ordinary course broker or dealer transactions not involving an underwritten public offering.

                              AVAILABLE INFORMATION

        Starbucks is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and files reports and other information with the Securities and Exchange Commission (the "Commission") in accordance therewith. Such reports, proxy statements, and other information filed by Starbucks are available for inspection and copying at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth St., N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including Starbucks, which file electronically with the Commission. Shares of Common Stock are traded on Nasdaq. Reports and other information filed by Starbucks can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents filed by Starbucks with the Commission are incorporated by reference in this Prospectus:


   1. The Company's Registration Statement on Form 8-A dated June 18, 1992, which contains a description of the Common Stock, including any amendment or report filed for the purpose of updating such description.

   2. Annual Report on Form 10-K for the fiscal year ended September 28, 1997, including Exhibit 13 thereto (as the financial statements therein have been restated in this Registration Statement and Prospectus).

   3. Quarterly Report on Form 10-Q for the period ended December 28, 1997 (as the financial statements therein have been restated in this Registration Statement and Prospectus).

   4. Proxy Statement for the Annual Meeting of Shareholders dated January 1, 1998.

   5. Quarterly Report on Form 10-Q for the period ended March 29, 1998 (as the financial statements therein have been restated in this Registration Statement and Prospectus).

   6. Current Report on Form 8-K (date of earliest event reported: April 29,
      1998).

   7. Current Report on Form 8-K (date of earliest event reported: June 4,
      1998).

        All documents filed by Starbucks pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof.

        Starbucks hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents that are not specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to Investor Relations Department, Starbucks Corporation, 2401 Utah Avenue South, Seattle, Washington 98134, telephone number (206) 447-1575.

        No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by Starbucks. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Common Shares offered hereby in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Starbucks since the date hereof.

        This Prospectus constitutes a part of a Registration Statement that Starbucks has filed with the Commission under the Securities Act, with respect to the Common Shares. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related Exhibits thereto for further information with respect to Starbucks and the Common Shares offered hereby. Such additional information can be obtained from the Commission's office in Washington, D.C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                                   THE COMPANY

        Starbucks purchases and roasts high-quality whole bean coffees and sells them, along with fresh, rich-brewed coffees, Italian-style espresso beverages, a variety of pastries and confections and coffee-related accessories and equipment, primarily through its Company-operated retail stores. In addition to sales through its Company-operated retail stores, Starbucks sells primarily whole bean coffees through a specialty sales group, a direct response business and supermarkets. Starbucks, through its joint venture partnerships, also produces and sells bottled Frappuccino(TM) coffee drink and a line of premium ice creams. The Company's objective is to establish Starbucks as the most recognized and respected brand of coffee in the world. To achieve this goal, the Company plans to continue to rapidly expand its retail operations, grow its specialty sales and other operations, and selectively pursue opportunities to leverage the Starbucks brand through the introduction of new products and the development of new distribution channels.

        Starbucks is a Washington corporation and its principal executive offices are located at 2401 Utah Avenue South, Seattle, Washington 98134, and its telephone number is (206) 447-1575.

                                  RISK FACTORS

        In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Shares offered by this Prospectus.

        COFFEE PRICES AND AVAILABILITY. Green coffee commodity prices are subject to substantial price fluctuations, generally caused by multiple factors, including weather, political and economic conditions in certain coffee-producing countries and other supply-related matters. In addition, green coffee prices have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations, such as the International Coffee Organization and the Association of Coffee Producing Countries, which have historically attempted to influence commodity prices of green coffee through agreements establishing export quotas or restricting coffee supplies worldwide. The Company's ability to raise sales prices in response to rising coffee prices may be limited and the Company's gross margin and overall profitability may decline due to these higher coffee costs.

        RELIANCE ON GROWTH STRATEGY. The Company is pursuing an aggressive growth strategy, the success of which will depend in part upon its ability to open new stores and to operate existing and new stores profitably. The Company has grown rapidly from 17 Company-owned stores at the end of 1987 to 1603 Company-owned stores, 122 licensed stores in continental North America and 53 licensed stores outside of North America (primarily in the Pacific Rim) at the end of June 1998. The Company and its licensees plan to open at least 350 new stores in Continental North America, 40 new stores in the Pacific Rim and 30 new stores in the United Kingdom during fiscal 1998. Starbucks expansion will present numerous operational and competitive challenges to the Company's senior management and employees and will place significant pressure on the Company's operating systems. In addition, consumer tastes vary from region to region, and there can be no assurance that consumers located in the regions in which the Company intends to expand its retail operations will be as receptive to specialty coffees as consumers in existing markets. The achievement of the Company's expansion plans will depend in part upon its ability to (i) select, and compete successfully in, new markets; (ii) obtain suitable sites at acceptable costs; (iii) hire, train, and retain qualified personnel; (iv) integrate new stores into existing distribution, inventory control, and information systems; (v) expand distribution capabilities; and (vi) maintain quality control. The Company may incur significant start-up costs in connection with entering new markets. In addition, the opening of additional stores in current markets could have the effect of cannibalizing sales at some of the Company's existing stores. There can be no assurance that the Company will achieve its planned expansion goals, manage its growth effectively, or operate its existing and new stores profitability, and the failure of the Company in any of these areas could have an adverse effect on the Company's business, financial condition and results of operations.

        COMPETITION. The Company's whole bean coffees compete directly against specialty coffees sold at retail through supermarkets, specialty retailers, and a growing number of specialty coffee stores. The Company's coffee beverages compete directly against all restaurant and beverage outlets that serve coffee and a growing number of espresso stands, carts, and stores. Both the Company's whole bean coffees and its coffee beverages compete indirectly against all other coffees on the market.

        Management believes that supermarkets pose the greatest competitive challenge in the whole bean coffee market, in part because supermarkets offer customers the convenience of not having to make a separate trip to a specialty coffee store. A number of global coffee manufacturers, such as Kraft Foods, Inc., The Procter & Gamble Company, and Nestle USA, Inc., are distributing premium coffee products in supermarkets that may serve as substitutes for the Company's coffees. Regional specialty coffee companies also sell whole bean coffees in supermarkets. In addition to the competition generated by supermarket sales of coffee, Starbucks competes for whole bean coffee sales with franchise operators and independent specialty coffee stores. In virtually every major metropolitan area where Starbucks operates and expects to expand, there are local or regional competitors with substantial market presence in the specialty coffee business.

        The Company's primary competitors for coffee beverage sales are restaurants, shops, and street carts. In almost all markets in which the Company does business there has been a significant increase in competition in the specialty coffee beverage business and management expects this trend to continue. Although competition in the beverage market is currently fragmented, a major competitor with substantially greater financial, marketing and operating resources than the Company could enter this market at any time and compete directly against the Company.

        In addition to the competition for whole bean coffee and coffee beverage retail sales, the Company faces intense competition from both restaurants and other specialty retailers for suitable sites for new stores and qualified personnel to operate both new and existing stores. There can be no assurance that Starbucks will be able to continue to secure adequate sites at acceptable rent levels or that the Company will be able to attract a sufficient number of qualified workers. Starbucks specialty sales and other businesses also face significant competition from established wholesale and other suppliers, some of whom have greater financial and marketing resources than the Company.

        STOCK PRICE VOLATILITY. There can be no assurance that the Company can continue to sustain its historical increases in net sales or net earnings, or comparable store sales. Due to all of the factors described above, it is possible that in some future quarter or quarters, the Company's operating results will be below the expectations of public market analysts and investors. Such event could have an adverse effect on the trading price of the Company's Common Stock.

                                 USE OF PROCEEDS

        Starbucks will not receive any proceeds from the sale of the Common Shares offered hereby; nor will such proceeds be available for Starbucks use or benefit.

                              SELLING SHAREHOLDERS

        All of the Common Shares described in this Prospectus will be owned immediately after registration by former shareholders and/or optionholders of Seattle Coffee (the "Selling Shareholders"). All of the Common Shares offered by the Selling Shareholders were acquired in connection with the Acquisition. Such Common Shares represent, in the aggregate, less than 2.1% of Starbucks outstanding Common Stock. None of the Selling Shareholders has had a material relationship with Starbucks at any time within the past three years. Scott T. Svenson and Allyson Svenson, the Chief Executive and Managing Director, respectively, of Seattle Coffee prior to the consummation of the Acquisition, are now employed by Starbucks as the chief executive officer and director of Marketing and Communications, respectively, of Seattle Coffee.

        The following table sets forth the names of certain Selling Shareholders, the aggregate number of shares of Common Stock owned by each such Selling Shareholder prior to this offering, the aggregate number of Common Shares to be offered by each Selling Shareholder, and the aggregate number of shares of Common Stock to be owned by each Selling Shareholder, assuming the sale of all of such Selling Shareholder's Common Shares in this offering. The 73 Selling Shareholders not individually listed below (the "Remaining Selling Shareholders") hold, in the aggregate, less than 23% of the Common Shares and less than one-half of one percent (.5%) of all of the outstanding shares of Common Stock. No Selling Shareholder will own one percent (1%) or more of the aggregate number of shares of Common Stock outstanding after this offering.


                                                           Shares Offered
                                         Shares Owned      for the Selling    Shares to be
Selling                                  Prior to the       Shareholder's      Owned After
Shareholder                                Offering           Account         the Offering(1)
                                         ------------      ---------------    --------------
Dalguise Limited                              586,912            586,912               None

Gary F. Linden, Trustee of the
Allyson Davis Svenson and Scott
Trimble Svenson Revocable
Management Trust                              261,233            261,233               None

Scott & Allyson Svenson                       103,742            103,742               None

Scott Svenson                                  10,997             10,997               None

Paulmac Ltd.                                  124,325            124,325               None

Grange Trustees Limited, as
Trustee  for Petrus Trust                     124,324            124,324               None

PTC Finance Limited                           108,670            108,670               None

Reunion Partners(2)                            87,077             87,077               None

Remaining Selling Shareholders                410,814            410,614                200(3)


TOTAL                                       1,818,094          1,817,894                200(3)
                                         ------------       ------------       ------------

-----------------
(1)     Assumes that all Common Shares are sold by such Selling Shareholder.

(2) Reunion Partners is a Washington general partnership in which Scott Svenson holds a 39.7% ownership interest.

(3) These shares are held by an investment club in which a Selling Shareholder has a 7.6% interest.

                              PLAN OF DISTRIBUTION

        Starbucks has been advised by each Selling Shareholder that, subject to the terms of the Investment Agreement and/or the Form of Acceptance in respect of the Offer by Starbucks to acquire all of the equity interests in Seattle Coffee (the "Form of Acceptance"), each Selling Shareholder expects to offer his, her, or its Common Shares to or through brokers and dealers to be selected by the Selling Shareholder from time to time. In addition, the Common Shares may be offered for sale through Nasdaq, in the over-the-counter market, through a market maker, in one or more private transactions, or a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Each Selling Shareholder may also pledge all or a portion of the Common Shares owned by him, her, or it as collateral in loan transactions. Upon default by any such Selling Shareholder, the pledgee in such loan transaction would have the same rights of sale as such Selling Shareholder under this Prospectus. Subject to the terms of the Investment Agreement and/or the Form of Acceptance, each Selling Shareholder may also transfer Common Shares owned by him, her, or it in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Shareholder under this Prospectus. In addition, any Common Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 of the Securities Act, may be sold under Rule 144 rather than pursuant to this Prospectus. Finally, each Selling Shareholder and any brokers and dealers through whom sales of the Common Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

                                  LEGAL MATTERS

        The validity of the Common Shares offered hereby will be passed upon for Starbucks by Preston Gates and Ellis LLP. As of the date hereof, attorneys in such firm who have worked on substantive matters for Starbucks own fewer than 100,000 shares of Common Stock.


                                     EXPERTS

        The supplemental consolidated financial statements as of September 28, 1997, and September 29, 1996, and for each of the three years in the period ended September 28, 1997 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

             INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

        The following supplemental consolidated financial statements give retroactive effect to the acquisition by Starbucks of all of the equity interests of Seattle Coffee on May 28, 1998. This transaction has been accounted for as a pooling of interests as described in Notes 1 and 2 to the supplemental consolidated financial statements.


Financial Statements for Fiscal Year 1997
Independent Auditors' Report                                                    F-2
Supplemental Consolidated Balance Sheets at September 28, 1997 and
      September 29, 1996                                                        F-3
Supplemental Consolidated Statements of Earnings for the Years Ended
      September 28, 1997, September 29, 1996 and October 1, 1995                F-4
Supplemental Consolidated Statements of Cash Flows for the Years Ended
      September 28, 1997, September 29, 1996 and October 1, 1995                F-5
Supplemental Consolidated Statements of Shareholders' Equity for the Years
      Ended September 28, 1997, September 29, 1996 and October 1, 1995          F-7
Notes to Supplemental Consolidated Financial Statements for the Years
      Ended September 28, 1997, September 29, 1996 and October 1, 1995          F-8

Financial Statements for the First Fiscal Quarter of 1998
Supplemental Consolidated Statements of Earnings for the 13 weeks Ended
      December 28, 1997 and December 29, 1996                                   F-21
Supplemental Consolidated Balance Sheets at December 28, 1997 and
      September 28, 1997                                                        F-22
Supplemental Consolidated Statements of Cash Flows for the 13 weeks Ended
      December 28, 1997 and December 29, 1996                                   F-23
Notes to Supplemental Quarterly Consolidated Financial Statements for
      the 13 Weeks Ended December 28, 1997 and December 29, 1996                F-24

Financial Statements for the Second Fiscal Quarter of 1998
Supplemental Consolidated Statements of Earnings for the 13 and 26 weeks
      Ended March 29, 1998 and March 30, 1997                                   F-27
Supplemental Consolidated Balance Sheets at March 29, 1998 and
      September 28, 1997                                                        F-28
Supplemental Consolidated Statements of Cash Flows for the 26 weeks Ended
      March 29, 1998 and March 30, 1997                                         F-29
Notes to Supplemental Quarterly Consolidated Financial Statements for
      the 13 and 26 Weeks Ended March 29, 1998 and March 30, 1997               F-30

                          INDEPENDENT AUDITORS' REPORT


Starbucks Corporation
Seattle, Washington

We have audited the accompanying supplemental consolidated balance sheets of Starbucks Corporation and subsidiaries (the Company) as of September 28, 1997, and September 29, 1996, and the related supplemental consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended September 28, 1997. The supplemental financial statements give retroactive effect to the merger of Seattle Coffee Holdings Limited ("Seattle Coffee"), with and into a wholly owned subsidiary of Starbucks Corporation on May 28, 1998, which has been accounted for as a pooling-of-interests as described in Notes 1 and 2 to the supplemental financial statements. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the supplemental financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall supplemental financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such supplemental consolidated financial statements present fairly, in all material respects, the financial position of Starbucks Corporation and subsidiaries as of September 28, 1997, and September 29, 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 28, 1997, after giving retroactive effect to the merger between Starbucks Corporation and subsidiaries and Seattle Coffee as described in Notes 1 and 2, in conformity with generally accepted accounting principles.



Deloitte & Touche LLP
Seattle, Washington

June 8, 1998

                              STARBUCKS CORPORATION
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                        (in thousands, except share data)


                                                                        Sept 28, 1997     Sept 29, 1996
                                                                        --------------    --------------
ASSETS
Current Assets:
    Cash and cash equivalents                                           $       70,126    $      127,165
    Short-term investments                                                      83,504           103,221
    Accounts and notes receivable                                               31,231            17,768
    Inventories                                                                119,767            83,412
    Prepaid expenses and other current assets                                    8,763             6,534
    Deferred income taxes, net                                                   4,164             2,580
                                                                        --------------    --------------

       Total current assets                                                    317,555           340,680

Joint ventures and other investments                                            34,464             4,401
Property, plant, and equipment, net                                            488,791           370,952
Deposits and other assets                                                       16,342            13,194
                                                                        --------------    --------------

       Total                                                            $      857,152    $      729,227
                                                                        --------------    --------------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
    Accounts payable                                                    $       47,987    $       38,258
    Checks drawn in excess of bank balances                                     28,582            16,241
    Accrued compensation and related costs                                      25,894            15,001
    Accrued interest payable                                                     2,927             3,004
    Accrued occupancy costs                                                     12,184             7,976
    Other accrued expenses                                                      25,893            20,835
                                                                        --------------    --------------

       Total current liabilities                                               143,467           101,315

Deferred income taxes, net                                                      12,946             7,114
Capital lease obligations                                                        2,009             1,728
Convertible subordinated debentures                                            165,020           165,020
Commitments and contingencies (notes 5, 6, 9, and 13)

Shareholders' Equity:
    Common stock -- Authorized, 150,000,000 shares;
       issued and outstanding, 80,559,023
       and 78,711,488 shares, respectively                                     391,284           364,020
    Retained earnings, including cumulative translation
       adjustment of $(1,511) and $(679) respectively, and net
       unrealized holding gain on investments of $63 and
       $2,046, respectively                                                    142,426            90,030
                                                                        --------------    --------------

       Total shareholders' equity                                              533,710           454,050

       Total                                                            $      857,152    $      729,227
                                                                        --------------    --------------


           See Notes to Supplemental Consolidated Financial Statements

                              STARBUCKS CORPORATION
                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF EARNINGS

                    (in thousands, except earnings per share)


Fiscal year ended:                                    Sept 28, 1997       Sept 29, 1996        Oct 1, 1995
                                                      -------------       -------------       -------------
Net revenues                                          $     975,389       $     697,872       $     465,213

Cost of sales and related occupancy costs                   436,942             336,658             211,279

Store operating expenses                                    314,064             211,575             148,757

Other operating expenses                                     28,239              19,787              13,932

Depreciation and amortization                                52,801              36,019              22,486

General and administrative expenses                          57,144              37,258              28,643
                                                      -------------       -------------       -------------

   Operating income                                          86,199              56,575              40,116

Interest and other income                                    12,393              11,029               6,792

Interest expense                                             (7,282)             (8,739)             (3,765)

Gain on sale of investment in Noah's                             --               9,218                  --
                                                      -------------       -------------       -------------

   Earnings before income taxes                              91,310              68,083              43,143

Income taxes                                                 36,099              26,373              17,041
                                                      -------------       -------------       -------------

Net earnings                                          $      55,211       $      41,710       $      26,102
                                                      -------------       -------------       -------------

Net earnings per common share - basic                 $        0.69       $        0.56       $        0.38
Net earnings per common
  and common equivalent share - diluted               $        0.66       $        0.53       $        0.37

Weighted average common shares outstanding -
   basic                                                     79,645              74,667              68,898
Weighted average common shares and common
   equivalent shares outstanding - diluted                   90,159              80,916              71,309
                                                      -------------       -------------       -------------


           See Notes to Supplemental Consolidated Financial Statements

                              STARBUCKS CORPORATION
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


Fiscal year ended:                                                         Sept 28, 1997       Sept 29, 1996        Oct 1, 1995
                                                                           -------------       -------------       -------------
Operating Activities:
Net earnings                                                               $      55,211       $      41,710       $      26,102
Adjustments to reconcile net earnings to net cash provided
   by operating activities:
   Depreciation and amortization                                                  58,864              39,438              24,827
   Provision for store remodels and asset disposals                                1,049                 412               2,745
   Deferred income taxes, net                                                      5,490               4,407                  84
   Equity in losses of investees                                                   2,760               1,935               1,156
   Gain on sale of investment in Noah's                                               --              (9,218)                 --
Cash (used) provided by changes in operating assets and liabilities:
   Accounts and notes receivable                                                 (13,475)             (7,918)             (4,456)
   Inventories                                                                   (36,382)             40,237             (67,579)
   Prepaid expenses and other current assets                                      (2,236)             (1,769)                519
   Accounts payable                                                                9,559               9,527              19,590
   Accrued compensation and related costs                                         10,871               2,208               3,717
   Accrued interest payable                                                          (77)              3,207                  24
   Accrued occupancy costs                                                         4,208               3,345               2,353
   Other accrued expenses                                                          4,452               8,860               3,469
                                                                           -------------       -------------       -------------
Net cash provided by operating activities                                        100,294             136,381              12,551
Investing Activities:
  Purchase of investments                                                       (171,631)           (178,643)           (136,256)
  Sale of investments                                                              9,257              17,144              27,702
  Maturity of investments                                                        173,665             103,056              74,808
  Investments in joint ventures and other investments                            (27,624)             (6,040)            (12,484)
  Proceeds from sale of equity investments                                            --              20,550                  --
  Additions to property, plant, and equipment                                   (174,363)           (163,284)           (129,386)
  Additions to deposits and other assets                                          (1,004)             (1,132)               (854)
                                                                           -------------       -------------       -------------
Net cash used by investing activities                                           (191,700)           (208,349)           (176,470)
Financing Activities:
  Increase in cash provided by checks drawn in excess of bank balances            12,287               3,096               1,180
  Proceeds from sale of convertible debentures                                        --             165,020                  --
  Debt issuance costs                                                                 --              (4,045)                 --
  Proceeds from notes payable                                                         --                  --              19,000
  Principal repayments of notes payable                                               --                  --             (19,000)
  Net proceeds from sale of common stock                                           1,696               2,711             163,873
  Proceeds from sale of common stock under employee stock purchase plan            2,313               1,735                 263
  Exercise of stock options and warrants                                          13,629               8,032               3,157
  Tax benefit from exercise of nonqualified stock options                          9,626               6,808               4,754
  Payments received on subscription notes receivable                                  --                  --               3,671
  Payments on capital lease obligations                                           (1,566)               (575)               (147)
  Debt conversion costs                                                               --                (290)                 --
  Advances to landlord                                                            (3,600)             (4,300)               (300)
                                                                           -------------       -------------       -------------
Net cash provided by financing activities                                         34,385             178,192             176,451
Effect of exchange rate changes on cash and cash equivalents                         (18)                 (3)                 18

Decrease (increase) in cash and cash equivalents                                 (57,039)            106,221              12,550
Cash and Cash Equivalents:
  Beginning of year                                                              127,165              20,944               8,394
  End of year                                                              $      70,126       $     127,165       $      20,944


           See Notes to Supplemental Consolidated Financial Statements

                              STARBUCKS CORPORATION
                SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:


Fiscal year ended:                                            Sept 28, 1997      Sept 29, 1996     Oct 1, 1995
                                                              -------------      -------------     -------------
Cash paid during the year for:
   Interest                                                   $       7,179      $       5,630     $       3,738
   Income taxes                                                      19,679             12,127            10,761
Noncash Financing and Investing Transactions:
   Equipment acquired under capital lease                     $       2,434      $       2,089     $       1,522
   Net unrealized holding gain (loss) on investments                 (1,983)             2,012               141
   Conversion of convertible debt into common stock,
     net of unamortized issue costs                                      --             79,345               100


           See Notes to Supplemental Consolidated Financial Statements

                              STARBUCKS CORPORATION
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                        (in thousands, except share data)


                                                           Common stock
                                                  ------------------------------          Retained
                                                    Shares              Amount             earnings               Total
                                                  ----------          ----------          ----------           ----------
Balance, October 2, 1994                          57,936,988          $   89,861          $   20,037           $  109,898
    Exercise of stock options including
       tax benefit of $4,754                         945,780               7,911                  --                7,911
    Sale of common stock                          12,050,000             163,873                  --              163,873
    Payments received on stock
       subscription notes                                 --               3,671                  --                3,671
    Conversions of convertible debt into
       common stock                                    6,798                 100                  --                  100
    Sale of common stock under employee
       stock purchase plan                            17,424                 263                  --                  263
    Net earnings                                          --                  --              26,102               26,102
    Unrealized holding gain, net                          --                  --                 141                  141
    Translation adjustment                                --                  --                 272                  272
                                                  ----------          ----------          ----------           ----------
Balance, October 1, 1995                          70,956,990             265,679              46,552              312,231
    Exercise of stock options including
       tax benefit of $6,808                       1,177,736              14,840                  --               14,840
    Sale of common stock                           1,127,620               2,711                                    2,711
    Conversions of convertible debt into
       common stock                                5,359,769              79,055                  --               79,055
    Sale of common stock under employee
       stock purchase plan                            89,373               1,735                  --                1,735
    Net earnings                                          --                  --              41,710               41,710
    Unrealized holding gain, net                          --                  --               2,012                2,012
    Translation adjustment                                --                  --                (244)                (244)
                                                  ----------          ----------          ----------           ----------
Balance, September 29, 1996                       78,711,488             364,020              90,030              454,050
    Exercise of stock options including
       tax benefit of $9,626                       1,381,915              23,255                  --               23,255
    Sale of common stock                             372,649               1,696                                    1,696
    Sale of common stock under employee
       stock purchase plan                            92,971               2,313                  --                2,313
    Net earnings                                          --                  --              55,211               55,211
    Unrealized holding loss, net                          --                  --              (1,983)              (1,983)
    Translation adjustment                                --                  --                (832)                (832)
                                                  ----------          ----------          ----------           ----------
Balance, September 28, 1997                       80,559,023          $  391,284          $  142,426           $  533,710
                                                  ----------          ----------          ----------           ----------


           See Notes to Supplemental Consolidated Financial Statements

                              STARBUCKS CORPORATION
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

    (YEARS ENDED SEPTEMBER 28, 1997, SEPTEMBER 29, 1996, AND OCTOBER 1, 1995)


Note 1: Summary of Significant Accounting Policies

BASIS OF PRESENTATION. The supplemental consolidated financial statements as of and for the periods ending September 28, 1997, September 29, 1996 and October 1, 1995 have been prepared by Starbucks Corporation ("Starbucks" or the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). As described in Note 2, on May 28, 1998, the Company acquired all of the equity interests of Seattle Coffee Holdings Limited ("Seattle Coffee"). These supplemental consolidated financial statements have been prepared under the pooling of interests method of accounting and reflect the combined financial position and operating results of Starbucks and its wholly owned subsidiaries, including Seattle Coffee, for all periods presented. These supplemental consolidated financial statements will become the historical financial statements of the Company when the Company issues its financial statements for the third fiscal quarter of 1998. Investments in unconsolidated joint ventures are accounted for under the equity method. Material intercompany transactions during the periods covered by these supplemental consolidated financial statements have been eliminated.

DESCRIPTION OF BUSINESS. Starbucks purchases and roasts high-quality whole bean coffees and sells them, along with a variety of coffee beverages, pastries, confections, and coffee-related accessories and equipment, primarily through Company-operated and licensed retail stores located throughout the United States, in parts of Canada, the United Kingdom, and the Pacific Rim. In addition to sales through its Company-owned retail stores, the Company sells primarily whole bean coffees through a specialty sales group and a direct response business. Starbucks, through its joint venture partnerships, also produces and sells bottled Frappuccino(TM) coffee drink and a line of premium coffee ice creams.

FISCAL YEAR END. The Company's fiscal year ends on the Sunday closest to September 30. Fiscal years 1997, 1996, and 1995 each had 52 weeks.

ESTIMATES AND ASSUMPTIONS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results may differ from these estimates.

CASH AND CASH EQUIVALENTS. The Company considers all highly liquid instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

CASH MANAGEMENT. The Company's cash management system provides for the reimbursement of all major bank disbursement accounts on a daily basis. Checks issued but not presented for payment to the bank are reflected as "Checks drawn in excess of bank balances" in the accompanying financial statements.

INVESTMENTS. The Company's investments consist primarily of investment-grade marketable debt securities, all of which are classified as available-for-sale and recorded at fair value as defined below. Unrealized holding gains and losses are recorded, net of any tax effect, as a component of retained earnings.

FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying value of cash and cash equivalents approximates fair value because of the short-term maturity of those instruments. The fair value of the Company's investments in marketable debt and equity securities is based upon the quoted market price on the last business day of the fiscal year plus accrued interest, if any. The fair value and amortized cost of the Company's investments (short- and long-term) at September 28, 1997, were

$88.7 million and $88.6 million, respectively. The fair value and amortized cost of the Company's short-term investments at September 29, 1996, were $103.2 million and $99.9 million, respectively. For further detail on investments, see
Note 4. The fair value of the Company's 4-1/4% Convertible Subordinated Debentures due 2002 (see Note 8) is based on the quoted market price on the last business day of the fiscal year. As of September 28, 1997, the fair value and principal amount of the 4-1/4% Convertible Subordinated Debentures due 2002 were $294.6 million and $165.0 million, respectively. The fair value and principal amount of these Debentures at September 29, 1996, were $248.0 million and $165.0 million, respectively.

INVENTORIES. Inventories are stated at the lower of cost (primarily moving average cost) or market.

PROPERTY, PLANT, AND EQUIPMENT. Property, plant, and equipment are carried at cost less accumulated depreciation and amortization. Depreciation of property, plant, and equipment, which includes amortization of assets under capital leases, is provided on the straight-line method over estimated useful lives, generally ranging from three to seven years for equipment and 40 years for buildings. Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease life, generally ten years. The portion of depreciation expense related to production and distribution facilities is included in "Cost of sales and related occupancy costs". When facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability is performed by comparing the carrying value of the asset to projected future cash flows. Upon indication that the carrying value of such assets may not be recoverable, the Company recognizes an impairment loss by a charge against current operations.


HEDGING AND FUTURES CONTRACTS. The Company, from time to time, enters into futures contracts to hedge price-to-be-established coffee purchase commitments with the objective of minimizing cost risk due to market fluctuations. The Company does not hold or issue derivative instruments for trading purposes. In accordance with SFAS 80 "Accounting for Futures Contracts," these futures contracts meet the hedge criteria and are accounted for as hedges. Gains and losses are calculated based on the difference between the cost basis and the market value of the coffee contracts. Accordingly, gains and losses are deferred and recognized as adjustments to the carrying amount of coffee inventory when purchased, and recognized in results of operations as coffee products are sold. The market risk related to coffee futures is substantially offset by changes in the cost of coffee purchased. The Company did not purchase or sell futures contracts during fiscal 1997, 1996, or 1995.


ADVERTISING. The Company expenses costs of advertising the first time the advertising campaign takes place, except for direct response advertising, which is capitalized and amortized over its expected period of future benefit. Direct response advertising consists primarily of mail order catalog costs and customer retention program costs. Catalog costs are amortized over the period from the catalog mailing until the issuance of the next catalog, typically three months. Customer retention program costs are amortized over six months.

STORE PREOPENING EXPENSES. Costs incurred in connection with start-up and promotion of new store openings are expensed as incurred.

RENT EXPENSE. Certain of the Company's lease agreements provide for scheduled rent increases during the lease terms, or for rental payments commencing at a date other than the date of initial occupancy. Rent expenses are recognized on a straight-line basis over the terms of the leases.

FOREIGN CURRENCY TRANSLATION. The accumulated foreign currency translation relates to the Company's operations in Canada and the United Kingdom. Assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at the average exchange rates during the year. Resulting translation adjustments are recorded directly to a separate component of shareholders' equity.

INCOME TAXES. The Company computes income taxes using the asset and liability method, under which deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

EARNINGS PER SHARE. The computation of basic earnings per share, in accordance with Statement of Financial Accounting Standards ("SFAS") 128 "Earnings per Share," is based on the weighted average number of common shares outstanding during the period. The numbers of shares resulting from this computation for fiscal 1997, 1996, and 1995 were 79.6 million, 74.7 million, and 68.9 million, respectively.

The computation of diluted earnings per share, in accordance with SFAS 128, includes the dilutive effect of common stock equivalents consisting of certain shares subject to stock options for both Starbucks and Seattle Coffee during the year using the treasury stock method. The computation of diluted earnings per share also assumes conversion of the Company's convertible subordinated debentures using the "if converted" method, when such securities are dilutive, with net income adjusted for the after-tax interest expense and amortization of issuance costs applicable to these debentures. The numbers of shares resulting from this computation for fiscal 1997, 1996, and 1995 were 90.2 million, 80.9 million, and 71.3 million, respectively. All periods presented have been calculated in accordance with SFAS 128.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued SFAS 130 "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components (revenue, expenses, gains, and losses) in a full set of general-purpose financial statements. The Company will adopt SFAS 130 in fiscal 1999.

In June 1997, the FASB issued SFAS 131 "Disclosures about Segments of an Enterprise and Related Information," which changes the way public companies report information about operating segments. The Company will adopt SFAS 131 in fiscal 1999. This statement, which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the major countries in which the Company holds assets and reports revenues.

Management believes that the adoption of these new standards will not have a material impact on the Company's financial position or results of operations.

RECLASSIFICATIONS. Certain reclassifications of prior years' balances have been made to conform to the fiscal 1997 presentation.


Note 2: Seattle Coffee

On May 28, 1998, the Company acquired all of the equity interests of Seattle Coffee, a United Kingdom roaster/retailer of specialty coffee, in exchange for 1,817,894 shares of Starbucks common stock.

The business combination transaction has been accounted for as a pooling of interests for accounting and financial reporting purposes. The pooling-of-interests method of accounting is intended to present as a single interest two or more common shareholders' interests which were previously independent; accordingly, the historical financial statements for the periods prior to the business combination are restated as though the companies had been combined. The restated financial statements are adjusted to conform the accounting policies and fiscal reporting periods to Starbucks accounting policies and fiscal reporting periods.

This transaction is expected to result in one-time transaction and other related after-tax charges of approximately $0.14 per share in the third fiscal quarter of 1998.

The following table compares amounts previously reported by Starbucks prior to the transaction with combined amounts for fiscal 1997 and 1996. Fiscal 1995 results have not been restated, as Seattle Coffee results of operations were not material to the combined totals (in thousands, except earnings per share):


1997                                    Starbucks       Seattle Coffee       Combined
                                        ----------      --------------       ----------
Net revenues                            $  966,946        $    8,443         $  975,389
Net earnings                                57,412            (2,201)            55,211
Net earnings per share-diluted          $     0.70        $    (0.04)        $     0.66

1996
Net revenues                            $  696,481        $    1,391         $  697,872
Net earnings                                42,128              (418)            41,710
Net earnings per share-diluted          $     0.54        $    (0.01)        $     0.53
                                        ----------      --------------       ----------


Note 3: Cash and Cash Equivalents

Cash and cash equivalents consist of the following (in thousands):


                                                       Sept 28, 1997     Sept 29, 1996
                                                       -------------     -------------
Operating funds and interest-bearing deposits          $      14,482     $      12,019
Commercial paper                                              39,649            93,306
Money market funds                                             8,152            14,590
Local government obligations                                   4,022             7,250
Corporate debt securities                                      3,821                --
                                                       -------------     -------------
                                                       $      70,126     $     127,165
                                                       -------------     -------------

Note 4: Investments

The Company's investments, including aggregate fair values, cost, gross unrealized holding gains, and gross unrealized holding losses, consist of the following (in thousands):


                                                                            Gross            Gross
                                                                         unrealized        unrealized
                                          Fair          Amortized          holding          holding
September 28, 1997                       value             cost             gains            losses
                                       ----------       ----------       ----------        ----------
Current investments:
 Corporate debt securities             $   25,948       $   25,944       $       10        $       (6)
 U.S. Government obligations               30,532           30,540                8               (16)
 Commercial paper                          25,720           25,721               --                (1)
 Marketable equity securities               1,304            1,198              106                --
                                       ----------       ----------       ----------        ----------
                                       $   83,504       $   83,403       $      124        $      (23)
                                       ----------       ----------       ----------        ----------

Non-current investments:
 Corporate debt securities             $    4,196       $    4,194       $        2        $       --
 U.S. Government obligations                1,005            1,006               --                (1)
                                       ----------       ----------       ----------        ----------
                                       $    5,201       $    5,200       $        2        $       (1)
                                       ----------       ----------       ----------        ----------


                                                                              Gross             Gross
                                                                           unrealized         unrealized
                                          Fair           Amortized          holding            holding
September 29, 1996                        value             cost              gains             losses
                                       ----------        ----------        ----------         ----------
Current investments:
 Corporate debt securities             $   33,112        $   33,118        $       11         $      (17)
 U.S. Government obligations               45,041            45,017                36                (12)
 Commercial paper                          19,958            19,959                --                 (1)
 Marketable equity securities               5,110             1,800             3,310                 --
                                       ----------        ----------        ----------         ----------
                                       $  103,221        $   99,894        $    3,357         $      (30)
                                       ----------        ----------        ----------         ----------


All investments are classified as available-for-sale as of September 28, 1997 and September 29, 1996. Securities with remaining maturity dates of one year or less are classified as short-term investments. Securities with remaining maturity dates beyond one year are classified as long-term and are included in the line item "Joint ventures and other investments" in the accompanying balance sheets. The specific identification method is used to determine a cost basis for computing realized gains and losses.

During fiscal 1995, the Company invested $11.3 million in cash for shares of Noah's New York Bagel, Inc. ("Noah's") Series B Preferred Stock. On February 1, 1996, Noah's merged with Einstein Brothers Bagels, Inc. In exchange for its investment in Noah's, the Company received $20.6 million in cash and recognized a $9.2 million pre-tax gain ($5.7 million net of tax) on the transaction.

In fiscal 1997, 1996, and 1995, proceeds from the sale of investment securities were $9.3 million, $17.1 million, and $27.7 million, respectively. Gross realized gains and losses were not material in 1997, 1996, and 1995 except for the sale of Noah's stock, which occurred in fiscal 1996.

Note 5: Inventories

Inventories consist of the following (in thousands):


                                         Sept 28, 1997     Sept 29, 1996
                                         -------------     -------------
Coffee
 Unroasted                               $      65,296     $      37,127
 Roasted                                        13,954             9,759
Other merchandise held for sale                 33,253            29,542
Packaging and other supplies                     7,264             6,984
                                         -------------     -------------
                                         $     119,767     $      83,412
                                         -------------     -------------


As of September 28, 1997, the Company had fixed price inventory purchase commitments for green coffee totaling approximately $54 million. The Company believes, based on relationships established with its suppliers in the past, that the risk of non-delivery on such purchase commitments is remote.

Note 6: Joint Ventures and Other Investments

JOINT VENTURES. Starbucks has entered into several joint ventures, all of which are accounted for using the equity method. The Company's share of joint venture income or losses is included in "Other operating expenses."

The Company has domestic joint ventures with two companies to produce and distribute Starbucks branded coffee-related products. During fiscal 1994, the Company entered into a 50/50 joint venture and partnership agreement (the "Partnership Agreement") with Pepsi-Cola Company ("Pepsi") to develop ready-to-drink coffee-based beverages. During fiscal 1996, the Company modified the Partnership Agreement to revise the allocation of start-up risks and expenses between partners. Also during fiscal 1996, the Company entered into a 50/50 joint venture agreement with Dreyer's Grand Ice Cream, Inc. to develop and distribute premium coffee ice creams.

The Company is a partner in two other joint ventures. During fiscal 1996, the Company signed an agreement with SAZABY Inc., a Japanese retailer and restaurateur, to form a joint venture partnership (50/50) to develop Starbucks retail stores in Japan. On August 3, 1996, the Company entered into a joint venture partnership as a 5% partner with Cafe Hawaii Partners to develop Starbucks retail stores in Hawaii.

The Company's investments in and losses from these joint ventures are as follows (in thousands):


                                         Pepsi           All other
                                     joint venture      joint ventures         Total
                                     -------------      -------------      -------------
Balance, October 2, 1994             $         300      $          --      $         300
  Allocated share of losses                 (1,156)                --             (1,156)
  Capital contributions                      1,150                 --              1,150
                                     -------------      -------------      -------------
Balance, October 1, 1995                       294                 --                294
  Allocated share of losses                   (401)            (1,534)            (1,935)
  Capital contributions                      2,725              3,315              6,040
                                     -------------      -------------      -------------
Balance, September 29, 1996                  2,618              1,781              4,399
  Allocated share of losses                 (2,384)              (376)            (2,760)
 Capital contributions                      27,259                365             27,624
                                     -------------      -------------      -------------
Balance, September 28, 1997          $      27,493      $       1,770      $      29,263
                                     -------------      -------------      -------------

Note 7: Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost and consist of the following (in thousands):


                                        Sept 28, 1997       Sept 29, 1996
                                        -------------       -------------
Land                                    $       3,602       $       3,602
Building                                        8,338               8,338
Leasehold improvements                        352,640             256,134
Roasting and store equipment                  168,929             121,261
Furniture, fixtures, and other                 49,790              39,084
                                        -------------       -------------
                                              583,299             428,419
Less accumulated depreciation
 and amortization                            (144,068)            (88,071)
                                        -------------       -------------
                                              439,231             340,348

Work in progress                               49,560              30,604
                                        -------------       -------------

                                        $     488,791       $     370,952
                                        -------------       -------------


Note 8: Convertible Subordinated Debentures

During fiscal 1993, the Company issued $80.5 million in principal amount of 4-1/2% Convertible Subordinated Debentures Due 2003. On April 12, 1996, the Company called these debentures for redemption. The total principal amount converted, net of unamortized issue costs, accrued but unpaid interest, and costs of conversion was credited to common stock.

During the first quarter of fiscal 1996, the Company issued approximately $165.0 million in principal amount of 4-1/4% Convertible Subordinated Debentures Due 2002 (the "Debentures"). Net proceeds to the Company were approximately $161.0 million. Interest was payable on May 1 and November 1 of each year. The Debentures were convertible into common stock of the Company at a price of $23.25, subject to adjustment under certain conditions, and were redeemable on or after November 10, 1997 at the option of the Company, at specified redemption prices and subject to certain conditions. Costs incurred in connection with the issuance of the Debentures were included in "Deposits and other assets" and were amortized on a straight-line basis over the seven-year period to maturity.

On October 21, 1997, the Company called the Debentures for redemption. Substantially all of these Debentures were converted into approximately 7.1 million shares of the Company's common stock prior to the redemption date.


Note 9: Leases

The Company leases retail stores, roasting and distribution facilities, and office space under operating leases expiring through 2023. Most lease agreements contain renewal options and rent escalation clauses. Certain leases provide for contingent rentals based upon gross sales. The Company also leases certain computer equipment and software under agreements classified as capital leases with original lease terms ranging from two to four years.

Rental expense under these lease agreements was as follows (in thousands):


Fiscal year ended:          Sept 28, 1997    Sept 29, 1996     Oct 1, 1995
                            -------------    -------------    -------------
Minimum rentals             $      54,093    $      37,675    $      21,590
Contingent rentals                  1,193            1,190            1,088
                            -------------    -------------    -------------
                            $      55,286    $      38,865    $      22,678
                            -------------    -------------    -------------


Minimum future rental payments under non-cancelable lease obligations as of September 28, 1997 are as follows (in thousands):


Fiscal year ending:                        Capital Leases    Operating Leases
                                           --------------    ----------------
1998                                         $     2,155        $    54,521
1999                                               1,543             54,793
2000                                                 783             55,023
2001                                                  --             55,327
2002                                                  --             55,226
Thereafter                                            --            218,450
                                             -----------        -----------
Total minimum lease payments                 $     4,481        $   493,340
Less: Amounts representing interest
  and other expenses                                (669)
                                             -----------        -----------

Present value of net minimum
  lease payments                                   3,812
                                             -----------        -----------

Less: Current portion                             (1,803)
                                             -----------        -----------

Long-term capital lease obligations          $     2,009
                                             -----------        -----------


Assets recorded under capital leases are included in "Property, plant, and equipment" within the "Furniture, fixtures, and other" category. Assets recorded under capital leases, net of accumulated amortization, totaled $3.9 million and $3.6 million at September 28, 1997, and September 29, 1996, respectively.

The Company opened a roasting and distribution facility in York County, Pennsylvania in September 1995 (the "York Plant"). Under the terms of this lease agreement, the Company has an option to purchase the land and building comprising the York Plant for approximately $14 million within five years of the date of occupancy. Such option to purchase also provides that the Company may purchase, within seven years of occupancy, additional land adjacent to the York Plant.


Note 10: Shareholders' Equity

In November 1994, the Company completed a public offering of 12,050,000 shares of newly issued common stock for proceeds of approximately $163.9 million, net of expenses.

The Company's common stock was split two-for-one on December 1, 1995. All applicable share and per-share data in these consolidated financial statements have been restated to give effect to this stock split.

On February 28, 1996, the Company's shareholders approved an amendment to the Company's articles of incorporation increasing the number of authorized common shares from 100,000,000 to 150,000,000.

The Company has authorized 7,500,000 shares of its preferred stock, none of which is outstanding at September 28, 1997.

Share amounts outstanding are based on the historical outstanding shares of both Starbucks and Seattle Coffee adjusted for the exchange of 1,817,894 shares of Starbucks stock for all of the equity interests of Seattle Coffee.


Note 11: Employee Benefit Plans

The Company maintains several stock option plans under which the Company may grant incentive stock options and nonqualified stock options to employees and non-employee directors. Stock options have been granted at prices at or above the fair market value on the date of grant. Options vest and expire according to terms established at the grant date.

The following summarizes all stock option transactions from October 2, 1994, through September 28, 1997.


                                                             Weighted average
                                                                 price
                                             Shares             per share
                                           -----------       ----------------
Outstanding, October 2, 1994                 6,117,966        $        6.61
  Granted                                    2,853,476                13.19
  Exercised                                   (945,780)                3.34
  Cancelled                                 (1,151,006)               10.12
                                            ----------        -------------
Outstanding, October 1, 1995                 6,874,656                 9.52
  Granted                                    2,538,466                18.64
  Exercised                                 (1,177,736)                6.78
  Cancelled                                   (449,158)               13.99
                                            ----------        -------------
Outstanding, September 29, 1996              7,786,228                12.69
  Granted                                    2,929,796                33.24
  Exercised                                 (1,381,915)                9.92
  Cancelled                                   (380,448)               21.30
                                            ----------        -------------
Outstanding, September 28, 1997              8,953,661        $       19.32
                                            ----------        -------------
Exercisable, September 28, 1997              3,713,676        $       10.86
                                            ----------        -------------

At September 29, 1996 and October 1, 1995, 3,316,967 and 3,108,578 outstanding options, respectively, were exercisable. The weighted average exercise prices for options were $8.43 and $6.36 at September 29, 1996 and October 1, 1995, respectively.


At September 28, 1997, there were 10,640,907 shares of common stock reserved for issuance pursuant to future stock option grants.

Additional information regarding options outstanding as of September 28, 1997 is as follows:


                                       Options Outstanding                       Options Exercisable
                          ----------------------------------------------      --------------------------
                                            Weighted
                                             Average          Weighted                       Weighted
                                            Remaining         Average                         Average
    Range of                               Contractual        Exercise                       Exercise
Exercise Prices            Shares          Life (Years)        Price           Shares          Price
---------------           ---------        -----------     -------------      ---------    -------------
$ 0.33  $  8.91           1,750,141               3.36     $        5.98      1,650,024    $        5.00
 10.28    14.56           2,344,737               6.77             12.44      1,355,532            12.44
 15.00    18.81           1,564,803               8.02             18.43        383,811            18.15
 19.38    32.50             926,701               8.35             24.35        305,213            24.91
 33.00    43.50           2,367,279               9.16             34.62         19,096            34.58
---------------           ---------        -----------     -------------      ---------    -------------
$ 0.33  $ 43.50           8,953,661               7.12     $       19.32      3,713,676    $       10.86


EMPLOYEE STOCK PURCHASE PLAN. During fiscal 1995, the Company implemented an employee stock purchase plan. The Company's plan provides that eligible employees may contribute up to 10% of their base earnings toward the quarterly purchase of the Company's common stock up to $25,000 of common stock. The employee's purchase price is 85% of the lesser of the fair market value of the stock on the first business day or the last business day of the quarterly offering period. No compensation expense is recorded in connection with the plan. The total number of shares issuable under the plan is 4,000,000. There were 92,971 shares issued under the plan during fiscal 1997 at prices ranging from $23.59 to $25.71. There were 89,373 shares issued under the plan during fiscal 1996 at prices ranging from $15.99 to $24.65. There were 17,424 shares issued under the plan during fiscal 1995 at a price of $15.09. Of the 14,583 employees eligible to participate, 2,549 were participants in the plan as of September 28, 1997.

ACCOUNTING FOR STOCK-BASED COMPENSATION. The Company accounts for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

Statement of Financial Accounting Standards 123, "Accounting for Stock-Based Compensation," ("SFAS 123") requires the disclosure of pro forma net income
(loss) and net income (loss) per share as if the Company adopted the fair value method as of the beginning of fiscal 1996. The fair value of stock-based awards to employees is calculated using the Black-Scholes option pricing model with the following weighted average assumptions:


                                        Employee Stock Options              Employee Stock Purchase Plan
                                   --------------------------------         ---------------------------
                                       1997                 1996               1997            1996
                                   -----------          -----------         -----------     -----------
Expected life (years)                  1.5 - 6              1.5 - 6                 .25            .25
Expected volatility                         40%                  40%            45 - 47%       39 - 61%
Risk-free interest rate            5.41 - 6.54%         5.01 - 6.74%        5.27 - 5.53%    5.27 - 5.49%
Expected dividend yield                    0.0%                 0.0%                 0.0%           0.0%


The Company's valuations are based upon a multiple option valuation approach and forfeitures are recognized as they occur. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

As required by SFAS 123, the Company has determined that the weighted average estimated fair values of options granted during fiscal 1997 and 1996 were $10.85 and $5.64 per share, respectively. Had compensation costs for the Company's stock-based compensation plans been accounted for using the fair value method of accounting described by SFAS 123, the Company's net income and earnings per share would have been as follows (in thousands, except earnings per share):


                                                                  Pro Forma
Fiscal Year Ended:                           As Reported        Under SFAS 123
                                            -------------       --------------
September 28, 1997
  Net Income                                $      55,211       $      45,808
  Net earnings per common & common
   equivalent share:
  Basic                                     $        0.69       $        0.58
  Diluted                                   $        0.66       $        0.56

September 29, 1996
  Net Income                                $      41,710       $      37,801
  Net earnings per common & common
   equivalent share:
  Basic                                     $        0.56       $        0.51
  Diluted                                   $        0.53       $        0.49


In applying SFAS 123, the impact of outstanding non-vested stock options granted prior to 1996 has been excluded from the pro forma calculations; accordingly, the 1997 and 1996 pro forma adjustments are not indicative of future period pro forma adjustments.

DEFINED CONTRIBUTION PLANS. Starbucks maintains voluntary defined contribution plans covering eligible employees as defined in the plan documents. Participating employees may elect to defer and contribute a percentage of their compensation to the plan, not to exceed the dollar amount set by law. The Company matches 25% of each employee's contribution up to a maximum of the first 4% of each employee's compensation.

The Company's matching contributions to the plans were approximately $0.6 million, $0.3 million, and $0.3 million for fiscal 1997, 1996, and 1995, respectively.

DEFERRED STOCK PLAN. During the first quarter of fiscal 1998, the Company adopted a Deferred Stock Plan for certain key employees that enables participants in the plan to defer receipt of ownership of common shares from the exercise of non-qualified stock options. The minimum deferral period is five years.

Note 12: Income Taxes

A reconciliation of the statutory federal income tax rate with the Company's effective income tax rate is as follows:


Fiscal year ended:                             Sept 28, 1997   Sept 29, 1996    Oct 1, 1995
                                               -------------   -------------    -----------
Statutory rate                                       35.0%          35.0%          35.0%
State income taxes, net of federal
    income tax benefit                                3.6            3.1            3.6
Other                                                 0.9            0.6            0.9
                                               -------------   -------------    -----------
Effective tax rate                                   39.5%          38.7%          39.5%
                                               -------------   -------------    -----------


The provision for income taxes consists of the following (in thousands):


Fiscal year ended:          Sept 28, 1997    Sept 29, 1996     Oct 1, 1995
                            -------------    -------------    -------------
Currently payable:
  Federal                   $      25,884    $      19,568    $      14,672
  State                             4,725            2,398            2,285
Deferred liability                  5,490            4,407               84
                            -------------    -------------    -------------
                            $      36,099    $      26,373    $      17,041
                            -------------    -------------    -------------


Deferred income taxes (benefits) reflect the tax effect of temporary differences between the amounts of assets and liabilities for financial reporting purposes and amounts as measured for tax purposes. The tax effect of temporary differences and carryforwards that cause significant portions of deferred tax assets and liabilities are as follows (in thousands):


                                                     Sept 28, 1997      Sept 29, 1996
                                                     -------------      -------------
Depreciation                                         $      17,136      $      10,699
Accrued rent                                                (4,356)            (2,839)
Accrued compensation and related costs                      (1,786)            (1,219)
Inventory                                                   (1,474)            (1,531)
Unrealized holding gain on investments, net                     39              1,281
Other, net                                                    (777)            (1,857)
                                                     -------------      -------------
                                                     $       8,782      $       4,534
                                                     -------------      -------------


Taxes payable of $4.5 million and $2.7 million are included in "Other accrued expenses" as of September 28, 1997 and September 29, 1996, respectively.



Note 13: Commitments and Contingencies

Under the amended terms of the Company's corporate office lease, the Company provides financing to the building owner to be used exclusively for facilities and leasehold development costs to accommodate the Company. Under this agreement, the Company advanced approximately $3.6 million, $4.3 million and $0.3 million during fiscal 1997, 1996, and 1995, respectively. As of September 28, 1997 and September 29, 1996, the amounts outstanding under the agreement totaled $8.2 million and $4.6 million, respectively. These amounts are included in "Deposits and other assets" on the balance sheet. The maximum amount available under the agreement is $17.0 million. Any funds advanced by the Company will be repaid with interest at 9.5% over a term not to exceed 20 years.

During fiscal 1997, the Company, through its Seattle Coffee subsidiary, entered into a financing arrangement for a line of credit for $5.0 million, an overdraft facility of $0.8 million and a rental guarantee of $0.5 million. As of September 28, 1997, the amount outstanding on the line of credit of $2.8 million is included in "Accounts payable" on the balance sheet. Upon completion of the acquisition of Seattle Coffee, the amount outstanding on the line of credit was repaid.

In the normal course of business, the Company has various legal claims and other contingent matters outstanding. Management believes that any ultimate liability arising from these actions would not have a material adverse effect on the Company's results of operations or financial condition as of and for the fiscal year ended September 28, 1997.


Note 14: Related Party Transactions

An employee director of the Company serves as chairman of a wholesale customer of the Company. Sales to this customer were $31.0 million, $22.7 million, and $18.5 million for fiscal 1997, 1996, and 1995, respectively. Amounts receivable from this customer totaled $4.6 million and $2.7 million as of September 28, 1997 and September 29, 1996, respectively.


Note 15: Quarterly Financial Information (Unaudited)

Summarized quarterly financial information for fiscal years 1997 and 1996 is as follows (in thousands, except earnings per share):


                                 First            Second             Third            Fourth
                             -------------     -------------     -------------     -------------
1997 quarter:
  Net revenues               $     240,154     $     216,269     $     244,241     $     274,725
  Gross margin                     124,053           116,297           140,406           157,691
  Net earnings                      13,886             9,241            14,199            17,885
  Net earnings per
  common and common
  equivalent share --
  diluted                    $        0.17     $        0.12     $        0.17     $        0.21

1996 quarter:
  Net revenues               $     169,798     $     153,838     $     177,205     $     197,031
  Gross margin                      83,022            76,790            93,921           107,481
  Net earnings                       9,359            10,416             9,454            12,481
  Net earnings per
  common and common
  equivalent share --
  diluted                    $        0.12     $        0.14     $        0.12     $        0.15
                             -------------     -------------     -------------     -------------

                              STARBUCKS CORPORATION

                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except earnings per share)


                                                      Three Months Ended
                                               ---------------------------------
                                                December 28,        December 29,
                                                   1997                 1996
                                                (13 Weeks)           (13 Weeks)
                                                          (unaudited)
                                               -------------       -------------
Net revenues                                   $     321,325       $     240,154

Cost of sales and related
  occupancy costs                                    146,235             116,101

Store operating expenses                              98,101              71,016

Other operating expenses                               9,674               7,779

Depreciation and amortization                         16,051              11,576

General and administrative
  expenses                                            17,783              12,920
                                               -------------       -------------

  Operating income                                    33,481              20,762

Interest and other income                              2,157               3,936

Interest expense                                        (845)             (1,804)
                                               -------------       -------------

  Earnings before income taxes                        34,793              22,894

Income taxes                                          13,838               9,008
                                               -------------       -------------

Net earnings                                   $      20,955       $      13,886
                                               -------------       -------------

Net earnings per common share - basic          $        0.25       $        0.18
Net earnings per common and
  common equivalent share - diluted            $        0.23       $        0.17

Weighted average common shares
  outstanding - basic                                 84,978              78,905
Weighed average common and
  common equivalent shares - diluted                  90,962              89,726
                                               -------------       -------------


           See Notes to Supplemental Consolidated Financial Statements

                              STARBUCKS CORPORATION

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                    (In thousands, except numbers of shares)


                                                                   December 28,      September 28,
                                                                      1997              1997
                                                                   (unaudited)
                                                                  -------------     -------------
ASSETS
Current assets:
  Cash and cash equivalents                                       $     105,646     $      70,126
  Short-term investments                                                 76,927            83,504
  Accounts and notes receivable                                          35,761            31,231
  Inventories                                                           116,012           119,767
  Prepaid expenses and other current assets                               9,395             8,763
  Deferred income taxes, net                                              6,483             4,164
                                                                  -------------     -------------
         Total current assets                                           350,224           317,555

Joint ventures and other investments                                     35,364            34,464
Property, plant and equipment, net                                      520,602           488,791
Deposits and other assets                                                13,614            16,342
                                                                  -------------     -------------
         Total                                                    $     919,804     $     857,152
                                                                  -------------     -------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                $      62,091     $      47,987
  Checks drawn in excess of bank balances                                33,243            28,582
  Accrued compensation and related costs                                 27,226            25,894
  Accrued interest payable                                                    -             2,927
  Accrued occupancy costs                                                14,022            12,184
  Other accrued expenses                                                 41,241            25,893
                                                                  -------------     -------------
         Total current liabilities                                      177,823           143,467

Deferred income taxes, net                                               14,912            12,946
Capital lease obligations                                                 1,656             2,009
Convertible subordinated debentures                                          --           165,020

Shareholders' equity:
  Common stock, no par value -- 150,000,000 shares
     authorized; 88,316,635 (includes 424,275 common
     stock units) and 80,559,023 shares, respectively,
     issued and outstanding                                             563,646           391,284
  Retained earnings, including cumulative
    translation adjustment of $(2,777) and $(1,511),
    respectively, and net unrealized holding (loss) gain
    on investments of $(285) and $63, respectively                      161,767           142,426
                                                                  -------------     -------------
         Total shareholders' equity                                     725,413           533,710

         Total                                                    $     919,804     $     857,152
                                                                  -------------     -------------


           See Notes to Supplemental Consolidated Financial Statements

                              STARBUCKS CORPORATION
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                                        Three Months Ended
                                                                                ---------------------------------
                                                                                 December 28,        December 29,
                                                                                    1997                 1996
                                                                                  (13 Weeks)          (13 Weeks)
                                                                                           (unaudited)
                                                                                ---------------------------------
Operating activities:
  Net earnings                                                                  $      20,955       $      13,886
  Adjustments to reconcile net earnings
   to net cash provided by operating activities:
     Depreciation and amortization                                                     17,764              12,603
     Deferred income taxes, net                                                          (134)              1,159
     Equity in losses of investees                                                         45               1,318
  Cash provided (used) by changes in operating assets and liabilities:
     Accounts and notes receivable                                                     (4,557)             (1,032)
     Inventories                                                                        3,714              19,861
     Prepaid expenses and other current assets                                           (640)               (363)
     Accounts payable                                                                  13,740              (7,413)
     Income taxes payable                                                               9,905               3,863
     Accrued compensation and related costs                                             1,292                 750
     Accrued occupancy costs                                                            1,838               1,280
     Accrued interest payable                                                          (2,927)             (1,792)
     Other accrued expenses                                                             5,601               2,407
                                                                                -------------       -------------
Net cash provided by operating activities                                              66,596              46,527
Investing activities:
  Purchase of investments                                                             (22,698)            (51,442)
  Maturity of investments                                                              28,740                 882
  Sale of investments                                                                   4,150              31,700
  Investments in joint ventures and equity securities                                  (6,131)                (35)
  Distributions from joint venture                                                      1,000                   0
  Additions to property, plant and equipment                                          (49,979)            (37,734)
  Additions to deposits and other assets                                                 (443)             (1,579)
                                                                                -------------       -------------
Net cash used by investing activities                                                 (45,361)            (58,208)
Financing activities:
  Increase in cash provided by checks
   drawn in excess of bank balances                                                     4,631               6,817
  Proceeds from sale of common stock
   under employee stock purchase plan                                                     879                 684
  Exercise of stock options                                                             2,950               2,868
  Tax benefit from exercise of non-qualified stock options                              1,565               1,912
  Payments on capital lease obligations                                                  (545)               (217)
  Proceeds from sale of common stock                                                    4,912               1,919
                                                                                -------------       -------------
Net cash provided by financing activities                                              14,392              13,983
Effect of exchange rate changes
  on cash and cash equivalents                                                           (107)                 35
                                                                                -------------       -------------

Increase in cash and cash equivalents                                                  35,520               2,337
Cash and cash equivalents:
  Beginning of the period                                                              70,126             127,165
  End of the period                                                             $     105,646       $     129,502

Supplemental cash flow information:
  Cash paid during the period for:
   Interest                                                                     $       3,679       $       3,555
   Income taxes                                                                         2,569               2,071
  Noncash financing and investing transactions:
   Net unrealized holding loss on investments                                            (348)               (344)
   Conversion of convertible debt into common
    stock, net of unamortized issue costs and
    accrued interest                                                                  162,056                  --
   Common stock tendered in settlement of stock
    options exercised                                                                   4,859                  --


           See Notes to Supplemental Consolidated Financial Statements

                              STARBUCKS CORPORATION

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

         For the 13 Weeks Ended December 28, 1997 and December 29, 1996


Note 1:  Financial Statement Preparation

The supplemental consolidated financial statements as of December 28, 1997 and September 28, 1997 and for the 13-week periods ended December 28, 1997 and December 29, 1996 have been prepared by Starbucks Corporation ("Starbucks" or the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). As described in Note 2, on May 28, 1998, the Company acquired all of the equity interests of Seattle Coffee Holdings Limited ("Seattle Coffee"). These supplemental consolidated financial statements have been prepared under the pooling of interests method of accounting and reflect the combined financial position and operating results of Starbucks and its wholly owned subsidiaries including, Seattle Coffee, for all periods presented. The financial information for the 13-week periods ended December 28, 1997 and December 29, 1996 is unaudited, but, in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments and accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods.

The financial information as of September 28, 1997, is derived from the Company's audited supplemental consolidated financial statements and notes thereto for the year ended September 28, 1997 included in this Registration Statement, and should be read in conjunction with such financial statements.

Certain reclassifications of prior year's balances have been made to conform to the current format.

The results of operations for the 13-week periods ended December 28, 1997, are not necessarily indicative of the results of operations that may be achieved for the entire fiscal year ending September 27, 1998.

Note 2:  Seattle Coffee

On May 28, 1998, the Company acquired all of the equity interests of Seattle Coffee, a United Kingdom roaster/retailer of specialty coffee, in exchange for 1,817,894 shares of Starbucks common stock.

The business combination transaction has been accounted for as a pooling of interests for accounting and financial reporting purposes. The pooling-of-interests method of accounting is intended to present as a single interest two or more common shareholders' interests which were previously independent; accordingly, the historical financial statements for the periods prior to the business combination are restated as though the companies had been combined. The restated financial statements are adjusted to conform the accounting policies and fiscal reporting periods to Starbucks accounting policies and fiscal reporting periods.


This transaction is expected to result in one-time transaction and other related after-tax charges of approximately $0.14 per share in the third fiscal quarter of 1998.

The following table compares amounts previously reported by Starbucks prior to the transaction with combined amounts for fiscal 1998 and 1997 (in thousands, except earnings per share):


                                 Starbucks       Seattle Coffee       Combined
                               -------------     -------------      -------------
Q1 1998
Net revenues                   $     316,952     $       4,373      $     321,325
Net earnings                          22,104            (1,149)            20,955
Net earnings
  per share-diluted            $        0.25     $       (0.02)     $        0.23

Q1 1997
Net revenues                   $     239,142     $       1,012      $     240,154
Net earnings                          14,390              (504)            13,886
Net earnings
  per share-diluted            $        0.18     $       (0.01)     $        0.17

Note 3:  Earnings Per Share

During the first quarter of fiscal 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) 128 "Earnings per Share." The computation of basic earnings per share, in accordance with SFAS 128, is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share, in accordance with SFAS 128, also includes the dilutive effect of common stock equivalents consisting primarily of certain shares subject to stock options. The computation of diluted earnings per share assumes conversion of the Company's convertible subordinated debentures using the "if converted" method, when such securities are dilutive, with net income adjusted for the after-tax interest expense and amortization of issuance costs applicable to these debentures. All periods presented have been calculated in accordance with SFAS 128.

Note 4:  Inventories

Inventories consist of the following (in thousands):


                                          December 28,     September 28,
                                             1997               1997
                                         -------------     -------------
Coffee:
  Unroasted                              $      63,143     $      65,296
  Roasted                                       16,418            13,954
Other merchandise held for sale                 29,719            33,253
Packaging and other supplies                     6,732             7,264
                                         -------------     -------------
                                         $     116,012     $     119,767
                                         -------------     -------------


As of December 28, 1997, the Company had fixed-price purchase commitments for green coffee totaling approximately $44 million.

Note 5:  Property, Plant, and Equipment

  Property, plant, and equipment consist of the following (in thousands):


                                        December 28,       September 28,
                                           1997                 1997
                                       -------------       -------------
Land                                   $       3,602       $       3,602
Building                                       8,338               8,338
Leasehold improvements                       377,637             352,640
Roasting and store equipment                 178,314             168,929
Furniture, fixtures and other                 60,458              49,790
                                       -------------       -------------
                                             628,349             583,299

Less accumulated depreciation
  and amortization                          (158,921)           (144,068)
                                       -------------       -------------
                                             469,428             439,231

Work in progress                              51,174              49,560
                                       -------------       -------------

                                       $     520,602       $     488,791
                                       -------------       -------------


Note 6:  Convertible Subordinated Debentures

On October 21, 1997, the Company called for redemption its 4 1/4% Convertible Subordinated Debentures Due 2002. Substantially all of these debentures were converted into the Company's common stock prior to the redemption date. The total principal amount converted, net of unamortized issue costs, accrued but unpaid interest, and costs of conversion, was credited to common stock.

Note 7:  Deferred Stock Plan

During the first quarter of fiscal 1998, the Company adopted a Deferred Stock Plan for certain key employees that enables participants in the plan to defer receipt of ownership of common shares from the exercise of non-qualified stock options. The minimum deferral period is five years. During the first quarter of fiscal 1998, receipt of 424,275 shares was deferred under the terms of this plan. The rights to receive these shares, represented by common stock units, are included in the calculation of basic and diluted earnings per share as common stock equivalents.

                              STARBUCKS CORPORATION
                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except earnings per share)


                                                        Three Months Ended                      Six Months Ended
                                               ---------------------------------       ---------------------------------
                                                March 29,            March 30,           March 29,           March 30,
                                                   1998                1997                1998                1997
                                                (13 Weeks)           (13 Weeks)         (26 Weeks)           (26 Weeks)
                                               -------------       -------------       -------------       -------------
                                                           (unaudited)                            (unaudited)
Net revenues                                   $     295,243       $     216,269       $     616,568       $     456,424

Cost of sales and related
  occupancy costs                                    133,501              99,972             279,736             216,071

Store operating expenses                              95,026              70,057             193,126             141,073

Other operating expenses                               8,634               6,931              18,307              14,713

Depreciation and amortization                         17,435              12,494              33,487              24,070

General and administrative
  expenses                                            19,307              13,236              37,090              26,157
                                               -------------       -------------       -------------       -------------

  Operating income                                    21,340              13,579              54,822              34,340

Interest and other income                              2,329               3,531               4,486               7,468

Interest expense                                        (235)             (1,834)             (1,080)             (3,638)
                                               -------------       -------------       -------------       -------------

  Earnings before income taxes                        23,434              15,276              58,228              38,170

Income taxes                                           9,472               6,035              23,310              15,043
                                               -------------       -------------       -------------       -------------

Net earnings                                   $      13,962       $       9,241       $      34,918       $      23,127
                                               -------------       -------------       -------------       -------------

Net earnings per common share - basic          $        0.16       $        0.12       $        0.40       $        0.29
Net earnings per common and
  common equivalent share - diluted            $        0.15       $        0.12       $        0.39       $        0.28

Weighted average common shares
  outstanding - basic                                 88,579              79,425              86,778              79,164
Weighted average common and
  common equivalent shares
  outstanding - diluted                               91,440              89,822              91,191              89,766
                                               -------------       -------------       -------------       -------------


           See Notes to Supplemental Consolidated Financial Statements

                              STARBUCKS CORPORATION
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                    (In thousands, except numbers of shares)


                                                                               March 29,       September 28,
                                                                                 1998              1997
                                                                             -------------     -------------
                                                                              (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                                                  $     107,938     $      70,126
  Short-term investments                                                            44,402            83,504
  Accounts and notes receivable                                                     35,333            31,231
  Inventories                                                                      129,223           119,767
  Prepaid expenses and other current assets                                          9,893             8,763
  Deferred income taxes, net                                                         5,813             4,164
                                                                             -------------     -------------
         Total current assets                                                      332,602           317,555

Joint ventures and other equity investments                                         33,818            34,464
Property, plant and equipment, net                                                 545,416           488,791
Deposits and other assets                                                           14,400            16,342
                                                                             -------------     -------------
         Total                                                               $     926,236     $     857,152
                                                                             -------------     -------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                           $      69,711     $      47,987
  Checks drawn in excess of bank balances                                           21,518            28,582
  Accrued compensation and related costs                                            30,564            25,894
  Accrued occupancy costs                                                           14,850            12,184
  Other accrued expenses                                                            24,164            28,820
                                                                             -------------     -------------
         Total current liabilities                                                 160,807           143,467

Deferred income taxes, net                                                          15,058            12,946
Capital lease and other obligations                                                  1,313             2,009
Convertible subordinated debentures                                                     --           165,020

Shareholders' equity:
  Common stock, no par value -- 150,000,000 shares authorized;
   88,789,274 (includes 424,275 common stock units) and 80,559,023
   shares, respectively, issued and outstanding                                    573,218           391,284
  Retained earnings including cumulative translation
   adjustment of $(2,609) and $(1,511), respectively, and net unrealized holding (loss) gain on investments of $(343) and $63,
   respectively                                                                    175,840           142,426
                                                                             -------------     -------------
          Total shareholders' equity                                               749,058           533,710

          Total                                                              $     926,236     $     857,152
                                                                             -------------     -------------


           See Notes to Supplemental Consolidated Financial Statements

                              STARBUCKS CORPORATION
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                        Six Months Ended
                                                               ---------------------------------
                                                                 March 29,            March 30,
                                                                   1998                1997
                                                                 (26 Weeks)         (26 Weeks)
                                                               -------------       -------------
                                                                          (unaudited)
Operating activities:
  Net earnings                                                 $      34,918       $      23,127
 Adjustments to reconcile net earnings
   to net cash provided by operating activities:
     Depreciation and amortization                                    37,154              26,797
     Deferred income taxes, net                                          719               1,015
     Equity in losses of investees                                       177               2,176
  Cash provided (used) by changes in
     operating assets and liabilities:
     Accounts and notes receivable                                    (4,120)             (3,865)
     Inventories                                                      (9,489)              1,853
     Prepaid expenses and other current assets                        (1,138)             (1,677)
     Accounts payable                                                 21,401               3,175
     Accrued compensation and related costs                            4,636               4,200
     Accrued occupancy costs                                           2,666               1,939
     Other accrued expenses                                           (4,288)             (2,739)
                                                               -------------       -------------
Net cash provided by operating activities                             82,636              56,001
  Investing activities:
  Purchase of short-term investments                                 (47,140)           (107,010)
  Maturity of short-term investments                                  85,640              76,760
  Sale of investments                                                  5,137               9,747
  Investments in joint ventures and equity securities                 (6,131)            (11,581)
  Distributions from joint venture                                     1,400                   0
  Additions to property, plant and equipment                         (93,993)            (71,614)
  Additions to deposits and other assets                              (1,415)             (3,116)
                                                               -------------       -------------
Net cash used by investing activities                                (56,502)           (106,814)
Financing activities:
  (Decrease)/increase in cash provided by checks
   drawn in excess of bank balances                                   (7,090)              3,546
  Proceeds from sale of common stock
   under employee stock purchase plan                                  2,020                 684
  Exercise of stock options                                            8,609               5,388
  Tax benefit from exercise of non-qualified
   stock options                                                       4,408               3,597
  Payments on capital lease obligations                               (1,091)               (525)
  Proceeds from the sale of common stock                               4,861               1,783
                                                               -------------       -------------
Net cash provided by financing activities                             11,717              14,473
Effect of exchange rate changes
  on cash and cash equivalents                                           (39)                  1
                                                               -------------       -------------
Net increase (decrease) in cash and                                   37,812             (36,339)
  cash equivalents
Cash and cash equivalents:
  Beginning of the period                                             70,126             127,165
  End of the period                                            $     107,938       $      90,826

Supplemental cash flow information:
   Cash paid during the period for:
   Interest                                                    $       3,828       $       3,614
   Income taxes                                                       18,756              11,259
  Noncash financing and investing activities:
   Net unrealized holding (loss) gain on
    investments                                                         (406)              1,044
   Conversion of convertible debt into common
    stock, net of unamortized issue costs and
    accrued interest                                                 162,036                  --
   Common stock tendered in settlement of stock
    options exercised                                                  4,859                  --


                 See Notes to Supplemental Consolidated Financial Statements

                              STARBUCKS CORPORATION

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

      For the 13 Weeks and 26 Weeks Ended March 29, 1998 and March 30, 1997

Note 1:  Financial Statement Preparation

The supplemental consolidated financial statements as of March 29, 1998 and September 28, 1997 and for the 13-week and 26-week periods ended March 29, 1998 and March 30, 1997 have been prepared by Starbucks Corporation ("Starbucks" or the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). As described in Note 2, on May 28, 1998, the Company acquired all of the equity interests of Seattle Coffee Holdings Limited ("Seattle Coffee"). These supplemental consolidated financial statements have been prepared under the pooling of interests method of accounting and reflect the combined financial position and operating results of Starbucks and its wholly owned subsidiaries including, Seattle Coffee, for all periods presented. The financial information for the 13-week and 26-week periods ended March 29, 1998 and March 30, 1997 is unaudited, but, in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments and accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods.

The financial information as of September 28, 1997, is derived from the Company's audited supplemental consolidated financial statements and notes thereto for the year ended September 28, 1997 included in this Registration Statement, and should be read in conjunction with such financial statements.

Certain reclassifications of prior year's balances have been made to conform to the current format.

The results of operations for the 13-week and 26-week periods ended March 29, 1998 are not necessarily indicative of the results of operations that may be achieved for the entire fiscal year ending September 27, 1998.

Note 2:  Seattle Coffee

On May 28, 1998, the Company acquired all of the equity interests of Seattle Coffee, a United Kingdom roaster/retailer of specialty coffee, in exchange for 1,817,894 shares of Starbucks common stock.

The business combination transaction has been accounted for as a pooling of interests for accounting and financial reporting purposes. The pooling-of-interests method of accounting is intended to present as a single interest two or more common shareholders' interests which were previously independent; accordingly, the historical financial statements for the periods prior to the business combination are restated as though the companies had been combined. The restated financial statements are adjusted to conform the accounting policies and fiscal reporting periods to Starbucks accounting policies and fiscal reporting periods.

This transaction is expected to result in one-time transaction and other related after-tax charges of approximately $0.14 per share in the third fiscal quarter of 1998.

The following table compares amounts previously reported by Starbucks prior to the transaction with combined amounts for fiscal 1998 and 1997 (in thousands, except earnings per share):


                               Starbucks       Seattle Coffee        Combined
                             -------------     --------------     -------------
Q2 1998
Net revenues                 $     289,606     $       5,637      $     295,243
Net earnings                        15,135            (1,173)            13,962
Net earnings
  per share-diluted          $        0.17     $       (0.02)     $        0.15

Q2 1997
Net revenues                 $     214,915     $       1,354      $     216,269
Net earnings                         9,643              (402)             9,241
Net earnings
  per share-diluted          $        0.12     $          --      $        0.12
                             -------------     --------------     -------------


Note 3:  Earnings Per Share

The computation of basic earnings per share, in accordance with Statement of Financial Accounting Standards ("SFAS") 128 "Earnings per Share," is based on the weighted average number of common shares and common stock units outstanding during the period. The computation of diluted earnings per share, in accordance with SFAS 128, includes the dilutive effect of common stock equivalents consisting of certain shares subject to stock options. The computation of diluted earnings per share also assumes conversion of the Company's convertible subordinated debentures using the "if converted" method, when such securities are dilutive, with net income adjusted for the after-tax interest expense and amortization of issuance costs applicable to these debentures. The convertible subordinated debentures were converted to equity in the first quarter of fiscal 1998. All periods presented have been calculated in accordance with SFAS 128.


Note 4:  Deferred Stock Plan

During the first quarter of fiscal 1998, the Company adopted a Deferred Stock Plan for certain key employees that enables participants in the plan to defer receipt of ownership of common shares from the exercise of non-qualified stock options. The minimum deferral period is five years. During the first quarter of fiscal 1998, receipt of 424,275 shares was deferred under the terms of this plan. The rights to receive these shares, represented by common stock units, are included in the calculation of basic and diluted earnings per share as common stock equivalents.

Note 5:  Inventories

Inventories consist of the following (in thousands):


                                            March 29,      September 28,
                                              1998             1997
                                         -------------     -------------
Coffee:
  Unroasted                              $      77,826     $      65,296
  Roasted                                       13,490            13,954
Other merchandise held for sale                 30,923            33,253
Packaging and other supplies                     6,984             7,264
                                         -------------     -------------
                                         $     129,223     $     119,767
                                         -------------     -------------


As of March 29, 1998, the Company had fixed price purchase commitments for green coffee totaling approximately $55 million.

The Company, from time to time, enters into futures contracts to hedge price-to-be-established coffee purchase commitments with the objective of minimizing cost risk due to market fluctuations. The Company does not hold or issue derivative instruments for trading purposes. In accordance with SFAS 80 "Accounting for Futures Contracts," these futures contracts meet the hedge criteria and are accounted for as hedges. Gains and losses are calculated based on the difference between the cost basis and the market value of the coffee contracts. Accordingly, gains and losses are deferred and recognized as adjustments to the carrying amount of coffee inventory when purchased, and recognized in results of operations as coffee products are sold. The market risk related to coffee futures is substantially offset by changes in the cost of coffee purchased. The aggregate commitment underlying the Company's futures contracts and deferred losses from the hedged coffee were immaterial as of March 29, 1998. Such losses in fair value, if realized, would be offset by lower costs of coffee purchased during the remainder of fiscal 1998 and 1999.


Note 6:  Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost and consist of the following (in thousands):


                                         March 29,         September 28,
                                           1998                1997
                                       -------------       -------------
Land                                   $       3,602       $       3,602
Building                                       8,338               8,338
Leasehold improvements                       402,128             352,640
Roasting and store equipment                 191,996             168,929
Furniture, fixtures and other                 64,567              49,790
                                       -------------       -------------

                                             670,631             583,299
Less accumulated depreciation
  and amortization                          (177,928)           (144,068)
                                       -------------       -------------
                                             492,703             439,231

Work in progress                              52,713              49,560
                                       -------------       -------------
                                       $     545,416       $     488,791
                                       -------------       -------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


SEC Registration Fee ...............................                  $   28,171.00
Nasdaq Listing Fee .................................                      17,500.00
Accounting Fees and Expenses .......................                       6,000.00
Legal Fees and Expenses ............................                      10,000.00
Printing Expenses ..................................                       3,000.00
Miscellaneous ......................................                         329.00

     Total .........................................                  $   65,000.00
                                                                      =============


ITEM. 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Article VIII of the Amended and Restated Bylaws of Starbucks authorizes Starbucks to indemnify any present or former director or officer to the fullest extent not prohibited by the Washington Business Corporation Act (the "WBCA") or other applicable law. Chapter 23B.8.510 and .570 of the WBCA authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the Securities Act.

        Article X of the Restated Articles of Incorporation of Starbucks, as amended, provides that, to the fullest extent that the WBCA permits the limitation or elimination of directors' liability, a director shall not be liable to Starbucks or its shareholders for monetary damages as a result of acts or omissions as a director.

        Pursuant to the Registration Rights Agreement by and among Starbucks and each of the Selling Shareholders, the directors and officers of Starbucks are entitled to indemnification by each of the Selling Shareholders against any cause of action, loss, claim, damage, or liability to the extent it arises out of or is based upon the failure of any Selling Shareholder (or his donees, legatees, or pledgees) to comply with the Prospectus delivery requirements under the federal securities laws or any applicable state securities laws or upon any untrue statement or alleged untrue statement or omission or alleged omission made in this Registration Statement and the Prospectus contained herein, as the same shall be amended or supplemented, made in reliance upon or in conformity with written information furnished to Starbucks by such Selling Shareholder.

        In addition, Starbucks maintains directors' and officers' liability insurance under which Starbucks directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)    Exhibits


    Exhibit
    -------
        4       --Form of Registration Rights Agreement between Starbucks and each of the Selling Shareholders.

        5       --Opinion of Preston Gates and Ellis LLP as to the legality of the securities being registered.

        11      --Computations of Per Share Earnings.

        12      --Ratio of Earnings to Fixed Charges.

    Exhibit
    -------
        23.1    --Consent of Preston Gates and Ellis LLP (included in Exhibit
                  5).

        23.2    --Consent of Deloitte & Touche LLP.

        24      --Powers of Attorney (included in signature page).

        27      --Financial Data Schedules.

-----------

    All exhibits are filed herewith.


ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:


1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (a) To include any prospectus required by section 10(a)(3) of the Securities Act;

        (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post- effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

        provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Starbucks pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4. That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 7th day of July, 1998.


                                 STARBUCKS CORPORATION


                                      /s/ Howard Schultz
                                 By:  ------------------------------------
                                      Howard Schultz
                                      Chief Executive Officer and Chairman
                                      of the Board of Directors


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose name and signature appears below constitutes and appoints Howard Schultz and Orin C. Smith, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                              STARBUCKS CORPORATION


SIGNATURE                                         TITLE                                    DATE
---------                                         -----                                    ----
/s/ Howard Schultz             Chief Executive Officer and
----------------------------      Chairman of the Board of Directors                    July 7, 1998
  Howard Schultz

/s/ Orin C. Smith              President, Chief Operating Officer and Director          July 1, 1998
----------------------------
  Orin C. Smith

/s/ Howard P. Behar            President, Starbucks Coffee International, Inc.
----------------------------    and Director                                            July 1, 1998
  Howard P. Behar


/s/ Michael Casey              Executive Vice President, Chief Financial
----------------------------     Officer and Chief Administrative Officer
  Michael Casey                  (principal financial officer and principal
                                 accounting officer)                                    July 2 , 1998

SIGNATURE                                         TITLE                                    DATE
---------                                         -----                                    ----
/s/ Barbara Bass               Director                                                 July 6, 1998
----------------------------
  Barbara Bass

/s/ Jeffrey H. Brotman         Director                                                 July 2, 1998
----------------------------
  Jeffrey H. Brotman

/s/ Craig J. Foley             Director                                                 July 6, 1998
----------------------------
  Craig J. Foley

/s/ Arlen I. Prentice          Director                                                 July 7, 1998
----------------------------
  Arlen I. Prentice

/s/ James G. Shennan           Director                                                 July 6, 1998
----------------------------
  James G. Shennan

                                  EXHIBIT INDEX


Exhibit
Number                     Description
------                     -----------
     4  Form of Registration Rights Agreement between Starbucks and each of the Selling Shareholders.

     5 Opinion of Preston Gates & Ellis LLP as to the legality of the securities being registered.

    11  Computations of Per Share Earnings.

    12  Ratio of Earnings to Fixed Charges.

  23.1  Consent of Preston Gates & Ellis LLP
        (included in Exhibit 5.1).

  23.2  Consent of Deloitte & Touche LLP.

    24  Powers of Attorney (included in signature page).

    27  Financial Data Schedules.